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                                                                   EXHIBIT 99.1

SIMULATIONS PLUS REPORTS PRELIMINARY FIRST QUARTER FISCAL 2004 RESULTS

Pharmaceutical Sales Set New First Quarter Record, Up 26.8%

LANCASTER, CA, DECEMBER 12, 2003 -- Simulations Plus, Inc. (OTCBB: SIMU), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported its preliminary results for the fiscal first quarter ended November 30, 2003.

Total consolidated revenues for the first quarter were $1,138,000, an increase of $61,000, or 5.6%, compared to $1,078,000 in the same period in fiscal 2003. Pharmaceutical software and services revenues were $642,000, an increase of 26.8%, compared to $507,000 in the same period in fiscal 2003. Revenues for the Words+ subsidiary were $507,000, a decrease of $65,000 or 11.3% from $571,000 in the same period last year.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, "We are very pleased to report strong first quarter sales for our pharmaceutical software and services business. It appears that the pharmaceutical industry is adopting simulation and modeling software at an ever-increasing rate. As we visit and communicate with our customers, we've heard one success story after another where Simulations Plus software has correctly predicted an outcome and thereby saved time and money. While sales of our pharmaceutical software and services were lower on a sequential basis, this was primarily due to the positive impact of a 3-year license agreement with a large pharmaceutical customer for over one million dollars, which was recognized in full at its net present value in the fourth quarter of 2003. Our Words+ subsidiary's sales were lower for the first quarter; however, we believe the introduction of a major new product at the "Closing the Gap" conference in October 2003 has set the stage for an expected improvement in Words+ revenues and earnings this fiscal year. This new product, called "Say-it!-Sam", is a PDA-based augmentative communication system that is smaller, lighter, and less expensive than it's competitors, whose sales we believe are in the millions of dollars a year. The first Say-it!-Sam units were shipped this week."

Momoko Beran, chief financial officer of Simulations Plus, commented, "Earnings for the first quarter cannot be accurately estimated at this time; however, although revenues were at a new first quarter record, it appears total earnings and earnings per share will be lower than last year's first quarter because of lower sales in the Words+ subsidiary, increases in health care costs, annual salary increases, additional salaries and benefits from R&D staff expansions, investor relations costs, and amortization of previously capitalized software development costs. Also, because our stock price has appreciated since the end of the fiscal year on August 31, 2003, the number of fully diluted shares used in calculating earnings per share will increase to 4,138,849 as compared to 3,740,439 at the end of the fiscal year. This is because a number of vested employee stock options granted in previous years at prices above the stock price on August 31, 2003 must now be included in the number of fully diluted shares."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU." For more information, visit our Web site at www.simulations-plus.com.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS. We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of our products and allow prospective customers a period of weeks or months to test and evaluate our products and services. The length of our sales cycle varies depending on the size and type and complexity of the customer contemplating a purchase, whether we have conducted business with a potential customer in the past, and the size of the deal. On average, our sales cycle is about 6 months. In addition, potential customers frequently need to obtain approvals from multiple decision makers prior to making purchase decisions, a process that has been further lengthened as a result of the current market conditions surrounding technology spending. Our long sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which sales will occur and increases our dependence on renewal of existing customer contracts. Delays in sales could cause significant variability in our revenues and operating results for any particular quarterly period.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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